FOR IMMEDIATE RELEASE

April 27, 2006

Contacts:

Tod Martin at The Martin Group

716-853-2757

Andrew W. Dorn Jr., Great Lakes Bancorp, Inc.

716-961-1920

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Great Lakes Bancorp, Inc. and Bay View Capital Corporation Complete Merger

Buffalo, NY, April 27, 2006 – Great Lakes Bancorp, Inc., parent of Greater Buffalo Savings Bank, and Bay View Capital Corporation, a San Mateo-based financial services company (NYSE: BVC) today announced that their shareholders had approved their agreement to merge.

Both companies held special meetings of shareholders today to vote on the merger proposal which was overwhelmingly approved and will be effective Monday May 1st.

As a result of the merger, Robert G. Goldstein, John Rose and Charles G. Cooper, three of Bay View’s directors, will join the Great Lakes Board that will continue to be chaired by local businessman Barry Snyder owner of Tuxedo Junction.    Mr. Snyder will be the largest shareholder in the combined entity.  The present Great Lakes management team, headed by Andrew W. Dorn Jr., President & CEO, will continue to oversee the operations of the merged entities.

Commenting on the approved merger, Mr. Dorn said: “This alliance will add almost $100 million to the Bank’s capital position and will provide our shareholders with an active trading market with our shares listed on the New York Stock Exchange under the GLK symbol.  Additionally, the merger will support the Bank’s plan for future expansion of its branch network, the further development of the Bank’s infrastructure and the introduction of new financial services to better serve our customers. While Citibank, the world’s largest bank just announced that it is closing all of its Western New York banking branches, I can assure our community that Greater Buffalo Savings Bank remains fully committed to our Western New York community.

This year Greater Buffalo Savings Bank opened two additional full service offices in Amherst and currently has three other offices under construction.  The Bank now operates twelve full service offices in Erie, Niagara and Chautauqua counties and plans to have eighteen full service offices in operation by mid 2007.

Forward looking Statements

This press release contains ”forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, the likelihood that the Company can utilize its NOLs and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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As a family of dedicated professionals, Greater Buffalo Savings Bank is committed to serving the financial needs of our depositors and the communities in which they live.  We will provide a safe and profitable banking environment that fosters the achievement of personal financial goals, homeownership and business growth through our greatest resource, our employees.  We will strive to maximize shareholder value by providing the highest quality customer service at all times.  More information about Greater Buffalo Savings Bank can be found on the Internet at www.gbsb.com.